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                                                                   EXHIBIT 12(j)
                            [ROPES & GRAY LETTERHEAD]






                                                              November 15, 2002



Galaxy VIP Columbia Real Estate Equity Fund II
The Galaxy VIP Fund
One Financial Center
Boston, MA 02111-2621

Columbia Real Estate Fund, Variable Series
Liberty Variable Investment Trust
One Financial Center
Boston, MA 02111-2621


Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization made as of November 15, 2002 (the "Agreement"), between and among Liberty Variable Investment Trust, a Massachusetts business trust (the "Acquiring Trust"), on behalf of one of its series, Columbia Real Estate Fund, Variable Series (the "New Fund"); The Galaxy VIP Fund, a Massachusetts business trust (the "Target Trust"), on behalf of one of its classes, Galaxy VIP Columbia Real Estate Equity Fund II (the "Fund"); and Columbia Management Group, Inc., the indirect corporate parent of Fund's and New Fund's investment adviser. The Agreement describes a proposed transaction (the "Transaction") to occur on April 7, 2003, or such other date as may be decided by the parties (the "Closing Date"), pursuant to which New Fund will acquire substantially all of the assets of Fund in exchange for shares of beneficial interest in New Fund (the "New Fund Shares") and the assumption by New Fund of certain stated liabilities of Fund, following which, New Fund Shares received by Fund will be distributed by Fund to its shareholders in liquidation and termination of Fund. Capitalized terms not defined herein are defined in the Agreement.

         Fund is a class of Target Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Fund are redeemable at net asset value at each shareholder's option. Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").


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Galaxy VIP Columbia Real Estate Equity Fund II                 November 15, 2002
Liberty Real Estate Fund



         New Fund is a series of Acquiring Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of New Fund are redeemable at net asset value at each shareholder's option.

         It is expected that, shortly following the Transaction, New Fund will acquire all of the assets and assume all of the stated liabilities of Crabbe Huson Real Estate Invesment Fund, another series of Acquiring Trust.

         For purposes of this opinion, we have considered the Agreement, the Prospectus/Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you provided us with a letter dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above) (the "Representations").

         The facts you have represented as to in paragraph 5 of the letter from New Fund dated as of the date hereof, specifically your representation that New Fund will continue to use a significant portion (in this case, at least 99 percent) of the historic business assets of Fund, support the conclusion that New Fund will continue the historic business of Fund.

         Based on the foregoing Representations and our review of the documents and items referred to above, and conditioned on (1) the Representations being true on the Closing Date and (2) the Transaction being consummated in accordance with the Agreement, we are of the opinion that, for federal income tax purposes:

(i)      The Transaction will constitute a reorganization within the meaning of
         Section 368(a) of the Code, and New Fund and Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

(ii) Under Section 361 of the Code, no gain or loss will be recognized by Fund upon the transfer of Fund's assets to New Fund in exchange for New Fund Shares and the assumption by New Fund of the liabilities of Fund, or upon the distribution of New Fund Shares by Fund to its shareholders in liquidation;

(iii) Under Section 354 of the Code, no gain or loss will be recognized by Fund shareholders upon the exchange of their Fund Shares for New Fund Shares;

(iv) Under Section 358 of the Code, the aggregate basis of New Fund Shares that a Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Fund Shares exchanged therefor;

(v) Under Section 1223(1) of the Code, a Fund shareholder's holding period for his or her New Fund Shares will be determined by including the period for which he or she held

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Galaxy VIP Columbia Real Estate Equity Fund II                 November 15, 2002
Liberty Real Estate Fund


         the Fund Shares exchanged therefor, provided that he or she held such Fund Shares as capital assets;

(vi) Under Section 1032 of the Code, no gain or loss will be recognized by New Fund upon the receipt of the assets of Fund in exchange for New Fund Shares and the assumption by New Fund of the liabilities of Fund;

(vii) Under Section 362(b) of the Code, the basis in the hands of New Fund of the assets of Fund transferred to New Fund in the Transaction will be the same as the basis of such assets in the hands of Fund immediately prior to the transfer;

(viii) Under Section 1223(2) of the Code, the holding periods of the assets of Fund in the hands of New Fund will include the periods during which such assets were held by Fund; and

(ix) New Fund will succeed to and take into account the items of Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383, 384 of the Code and the Regulations thereunder.

                                                              Very truly yours,

                                                              /s/ Ropes & Gray

                                                              Ropes & Gray



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